Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-127737 and 333-137082) on Form S-8 of BankFinancial Corporation of our report dated March 1, 2024, relating to the consolidated financial statements of BankFinancial Corporation, appearing in this Annual Report on Form 10-K of BankFinancial Corporation for the year ended December 31, 2023.

/s/ RSM US LLP

Chicago, Illinois

March 1, 2024